This amended and restated term sheet amends and restates in full the term sheet filed on December 22, 2025 for CUSIP No. 09711R374.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-290665 and 333-290665-01
(To Prospectus dated December 8, 2025,
Prospectus Supplement dated December 8, 2025 and
Product Supplement EQUITY STR-1
dated December 12, 2025)

724,810 Units $10 principal amount per unit CUSIP No. 09711R374	Pricing Date Settlement Date Maturity Date	December 18, 2025 December 26, 2025 December 29, 2031

BofA Finance LLC

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value

Index

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Automatically callable if the closing level of the Index on any Observation Date, occurring approximately one, two, three, four, five and six years after the pricing date, is at or above the Starting Value

■In the event of an automatic call, the amount payable per unit will be:

■$10.669 if called on the first Observation Date

■$11.338 if called on the second Observation Date

■$12.007 if called on the third Observation Date

■$12.676 if called on the fourth Observation Date

■$13.345 if called on the fifth Observation Date

■$14.014 if called on the final Observation Date

■If not called on the first, second, third, fourth or fifth Observation Dates, a maturity of approximately six years

■If not called but the Index does not decline by more than 15.00%, a return of principal

■If not called, 1-to-1 downside exposure to decreases in the Index beyond a 15.00% decline, with up to 85.00% of your principal at risk

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, page PS-7 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.718 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$10.00	$ 7,228,100.00
Underwriting discount(1)	$0.20	$ 124,962.00
Proceeds, before expenses, to BofA Finance	$9.80	$ 7,103,138.00

(1)The public offering price and the underwriting discount for an aggregate of 400,000 units purchased in a transaction of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household is $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

December 18, 2025

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Russell 1000® Value Index (the “Index”), is equal to or greater than the Call Level on the applicable Observation Date. You will not receive any notice from us if the notes are automatically called. If your notes are not called but the Ending Value is greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If your notes are not called, at maturity, if the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes		Payment Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately six years, if not called on the first five Observation Dates
Market Measure:	The Russell 1000® Value Index (Bloomberg symbol: “RLV”), a price return index
Starting Value:	2,060.183
Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:	The closing level of the Market Measure on the applicable Observation Date
Observation Dates:

December 24, 2026, December 23, 2027, December 22, 2028, December 21, 2029, December 20, 2030 and December 19, 2031 (the final Observation Date) The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-27 of the accompanying product supplement.

Call Level:	2,060.183 (100% of the Starting Value)	In this case you will receive a Redemption Amount that is less, and possibly significantly less, than the Principal Amount per unit.
Call Amounts (per Unit) and Call Premiums:

$10.669, representing a Call Premium of 6.69% of the principal amount, if called on the first Observation Date; $11.338, representing a Call Premium of 13.38% of the principal amount, if called on the second Observation Date; $12.007, representing a Call Premium of 20.07% of the principal amount, if called on the third Observation Date; $12.676, representing a Call Premium of 26.76% of the principal amount, if called on the fourth Observation Date; $13.345, representing a Call Premium of 33.45% of the principal amount, if called on the fifth Observation Date; and

Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

$14.014, representing a Call Premium of 40.14% of the principal amount, if called on the final Observation Date
Call Settlement Dates:

Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-24 of the accompanying product supplement; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	1,751.156 (85% of the Starting Value, rounded to three decimal places).
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY STR-1 dated December 12, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000121390025120923/ea0269464-01_424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the closing level of the Index on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

■You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Index is greater than the applicable Call Premium.

■If the notes are not automatically called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

■You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC's actual and perceived creditworthiness, BAC's internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC's credit risk, as guarantor of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You believe that the notes will not be automatically called and the value of the Index will decrease from the Starting Value to an Ending Value that is below the Threshold Value.

■You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

■You seek an uncapped return on your investment.

■You seek 100% principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on the stocks included in the Index.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes or to take BAC's credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)a Starting Value of 100.00;

2)a Threshold Value of 85.00;

3)a Call Level of 100.00;

4)the term of the notes of approximately six years, if the notes are not called on the first, second, third, fourth or fifth Observation Dates;

5)the Call Premium of 6.69% if the notes are called on the first Observation Date; 13.38% if called on the second Observation Date; 20.07% if called on the third Observation Date; 26.76% if called on the fourth Observation Date; 33.45% if called on the fifth Observation Date; and 40.14% if called on the final Observation Date; and

6)Observation Dates occurring, approximately one, two, three, four, five and six years after the pricing date.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 2,060.183, which was the closing level of the Market Measure on the pricing date. For recent actual levels of the Market Measure, see “The Index” section below. The Index will not include any income generated by dividends paid on the Index or the securities held by the Index, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level.

Example 1 - The Observation Level on the first Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.669 = $10.669 per unit.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.338 = $11.338 per unit.

Example 3 - The Observation Levels on each of the first and second Observation Dates are below the Call Level, but the Observation Level on the third Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.007 = $12.007 per unit.

Example 4 - The Observation Levels on the first, second and third Observation Dates are below the Call Level, but the Observation Level on the fourth Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.676 = $12.676 per unit.

Example 5 - The Observation Levels on the first, second, third and fourth Observation Dates are below the Call Level, but the Observation Level on the fifth Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.345 = $13.345 per unit.

Example 6 - The Observation Levels on the first, second, third, fourth and fifth Observation Dates are below the Call Level, but the Observation Level on the sixth and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.014 = $14.014 per unit.

Notes Are Not Called on Any Observation Date

Example 7 – The notes are not called on any Observation Date and the Ending Value is equal to or greater than the Threshold Value. The Redemption Amount will be equal to the principal amount. For example, if the Ending Value is 90.00, the Redemption Amount per unit will be $10.000.

Example 8- The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 70.00, the Redemption Amount per unit will be:

Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

	Notes Are Called on an Observation Date						Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 6	Example 7
Starting Value	100.000	100.000	100.000	100.000	100.000	100.000	100.00	100.00
Call level	100.000	100.000	100.000	100.000	100.000	100.000	100.00	100.00
Threshold value	85.000	85.000	85.000	85.000	85.000	85.000	85.00	85.00
Observation Level on the first Observation Date	105.000	78.000	78.000	78.000	78.000	78.000	78.00	78.00
Observation Level on the second Observation Date	N/A	105.000	78.000	78.000	78.000	78.000	78.00	78.00
Observation Level on the third Observation Date	N/A	N/A	105.000	78.000	78.000	78.000	78.00	78.00
Observation Level on the fourth Observation Date	N/A	N/A	N/A	105.000	78.000	78.000	78.00	78.00
Observation Level on the fifth Observation Date	N/A	N/A	N/A	N/A	105.000	78.000	78.00	78.00
Observation Level on the final Observation Date	N/A	N/A	N/A	N/A	N/A	105.000	90.00	70.00
Return of the Index	5.000%	5.000%	5.000%	5.000%	5.000%	5.000%	-10.00%	-30.00%
Return of the Notes	6.690%	13.380%	20.070%	26.760%	33.450%	40.140%	0.00%	-15.00%
Call Amount / Redemption Amount per Unit	$10.669	$11.338	$12.007	$12.676	$13.345	$14.014	$10.000	$8.500
Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Index.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the value of the Index, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” on page TS-16. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

■You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

■While BAC and our other affiliates may from time to time own securities of companies included in the Index, we, BAC and our other affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-21 of the accompanying product supplement.

Additional Risk Factors

The investment strategy represented by the Russell 1000® Index may not be successful.

The Russell 1000® Index measures the capitalization-weighted performance of the stocks included in the Russell 1000® Index that are determined by the sponsor of the Russell 1000® Index to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The basic principle of a value investment strategy is to invest in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of such stocks will increase over time as the market recognizes and reflects those stocks’ “fair” market value. However, stocks that are considered value stocks may fail to appreciate for extended periods of time, and may never realize their full potential value. In addition, stocks that are considered to be value oriented may have lower growth potential than other securities. Moreover, the selection methodology for the Russell 1000® Index includes a significant bias against stocks with strong growth characteristics. Even if a value strategy with respect to the stocks included in the Russell 1000® Index would generally be successful, the manner in which the Russell 1000® Index implements its strategy may prove to be unsuccessful. As described below under “The Russell 1000® Index”, the methodology of the Russell 1000® Index has set parameters to determine whether whether a stock should be considered a “value” stock. The Russell 1000® Index’s parameters may not effectively implement its value strategy, and there can be no assurance that it will select stocks that are value oriented, or that the Russell 1000® Index’s methodology will not underperform any alternative implementation of such a strategy. Accordingly, the investment strategy represented by the Russell 1000® Index may not be successful, and your investment in the notes may result in a loss. An investment in the notes may also provide a return that is less than an investment linked to the Russell 1000® Index as a whole.

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, FTSE Russell (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes - Discontinuance of an Index” beginning on page PS-29 of the accompanying product supplement. None of us, BAC, the calculation agent, MLPF&S, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

General

The Russell 1000® Value Index (the “Index”) measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The Russell 1000® Index tracks 1,000 U.S. large-capitalization stocks listed on eligible U.S. exchanges (the “Russell 1000 Stocks”). The Index is reported by Bloomberg L.P. under the ticker symbol “RLV.”

FTSE Russell’s Value and Growth Style Methodology

FTSE Russell uses a “non-linear probability” method to assign stocks to the Index and the Russell 1000® Growth Index (the “Growth Index”), an index that measures the capitalization weighted price performance of the Russell 1000 Stocks determined by FTSE Russell to be growth oriented, with higher price to book ratios and higher forecasted and historical growth. FTSE Russell uses three variables in the determination of value and growth. For value, book-to-price (B/P) ratio is used, while for growth, two variables-I/B/E/S forecast medium-term growth (2-year) and sales per share historical growth (5-year)-are used. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).

First, the Russell 1000 Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are then converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. Next, these units are combined to produce a composite value score (“CVS”).

The Russell 1000 Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the Growth Index and the Index. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Index will have an 80% weight in the Growth Index). Style index assignment for non-pricing vehicle share classes will be based on that of the pricing vehicle and assigned consistently across all additional share classes.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Index and the remaining 80% assigned to the Growth Index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the Growth Index and the Index will always equal its market capitalization in the Russell 1000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Growth Index and the Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Index. Stocks falling between the first and third quartile breaks are included in both the Growth Index and the Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in that index.

Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the Russell 1000® Index, then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth (negative I/B/E/S growth is valid), or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the Russell 1000® Index, the Russell Global Sectors (or, beginning in September 2020, the Industry Classification Benchmark (“ICB”)) industry, subsector or sector group of the Russell 1000® Index into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

Selection of Stocks Underlying the Index

The Index is a subindex of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index and, consequently, the Index, a company must meet the following criteria as of the “rank day”  (except that initial public offerings (“IPOs”) are considered for inclusion on a quarterly basis):

●U.S. Equity Market. The company must be determined to be part of the U.S. equity market, meaning that its home country is the United States. If a company incorporates in, has a stated headquarters location in, and also trades in the same country (ADRs and ADSs are not eligible), the company is assigned to its country of incorporation.

The rank day occurs on the last business day of April with membership eligibility determined using public information available on the rank day and market capitalizations calculated at market close. If any of the three criteria do not match, FTSE Russell then defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of assets matches any of the HCIs, then the company is assigned to its primary asset location.

If there is not enough information to determine a company’s primary location of assets, FTSE Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover.

If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation (“BDI”) country. If the country in which its headquarters are located is a BDI country, the company is assigned to the country of its most liquid stock exchange. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands.

●U.S. Eligible Exchange. The following exchanges and markets are deemed to be eligible U.S. exchanges: the Chicago Board Options Exchange, the New York Stock Exchange, NYSE American, The Nasdaq Stock Market and NYSE Arca. Stocks that are not traded on an eligible U.S. exchange (Bulletin Board, Pink Sheet and over-the-counter securities, including securities for which prices are displayed on the FINRA Alternative Display Facility) are not eligible for inclusion.

●Minimum Closing Price. A stock must have a close price at or above $1.00 (on its primary exchange), subject to exceptions to reduce turnover.

●Minimum Total Market Capitalization. Companies with a total market capitalization less than $30 million are not eligible for inclusion.

●Minimum Free Float. Companies with 5.5% or less of their shares available in the free float as defined by FTSE Russell are not eligible for inclusion.

●Company Structure. Companies structured in the following ways are not eligible for inclusion: royalty trusts, U.S. limited liability companies, closed-end investment companies, business development companies (and other companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC), blank-check companies, special-purpose acquisition companies (SPACs), limited partnerships, exchange-traded funds and mutual funds.

●UBTI. Real estate investment trusts and publicly traded partnerships that generate or have historically generated unrelated business taxable income (“UBTI”) and have not taken steps to block UBTI to equity holders are not eligible for inclusion. Information used to confirm UBTI impact includes the following publicly available sources: 10-K, SEC Form S-3, K-1, company annual report, dividend notices or company website.

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

●Security Types. The following types of securities are not eligible for inclusion: preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts.

●Minimum Voting Rights. As of August 2017, more than 5% of a company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) must be in the hands of unrestricted shareholders. Existing constituents have a 5 year grandfathering period to comply or they will be removed from the Index in September 2022.

●Multiple Share Classes. If an eligible company trades under multiple share classes, each share class is reviewed independently for eligibility for inclusion. Share classes in addition to the primary share class must meet the following minimum size, liquidity and float requirements to be eligible: (i) total market cap must be larger than $30 million; (ii) average daily dollar trading value must exceed that of the global median; and (iii) more than 5% of shares must be available in the free float as defined by FTSE Russell.

Securities of eligible companies are included in the Index based on total market capitalization. Total market capitalization is determined by multiplying total outstanding shares by the market price (generally, the last price traded on the primary exchange of the share class with the highest two-year trading volume, subject to exceptions) as of the rank day (except that IPOs are considered for inclusion on a quarterly basis). Common stock, non-restricted exchangeable shares and partnership units/membership interests (but not operating partnership units of umbrella partnership real estate investment trusts) are used to calculate a company’s total market capitalization. If multiple share classes of common stock exist, they are combined to determine total shares outstanding; however, in cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. For merger and spin-off transactions that are effective between rank day and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.

The 4,000 securities with the greater total market capitalization become members of the Russell 3000® Index. The Index is a subset of the Russell 3000® Index. Market capitalization breakpoints are determined by the breaks between the rankings of companies (based on descending total market capitalization). Market capitalization breakpoints for the Index are determined by the break between the companies ranked #1 through #1,000. New members are assigned on the basis of the breakpoints, and existing members are reviewed to determine if they fall within a cumulative 5% market cap range around these new market capitalization breakpoints. If an existing member’s market cap falls within this cumulative 5% of the market capitalization breakpoint, it will remain in the Index rather than be moved to a different Russell index.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public (“free float”). The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks in the Index are weighted by their available (also called float-adjusted) market capitalization. The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization, based on information recorded in SEC corporate filings: officers’ and directors’ holdings, private holdings exceeding 10% of shares outstanding, institutional holdings exceeding 30% of shares outstanding, shares held by publicly listed companies, shares held by an Employee Stock Ownership Plan or a Leveraged Employee Stock Ownership Plan; shares locked up during an IPO; direct government holdings; and indirect government holdings exceeding 10% of shares outstanding.

Reconstitution occurs on the fourth Friday in June. However, at times this date is too proximal to exchange closures and abbreviated exchange trading schedules when market liquidity is exceptionally low.. A full calendar for reconstitution is made available each spring.

Corporate Actions and Events Affecting the Index

FTSE Russell applies corporate actions to the Index on a daily basis. FTSE Russell applies the following methodology guidelines,

among others, when adjusting the Index in response to corporate actions:

●“No Replacement” Rule. Securities that leave the Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year will fluctuate according to corporate activity.

●Statement of Principles and Adjustments for Specific Corporate Events. FTSE Russell has stated as general principles that the treatment of corporate events (a) should reflect how such events are likely to be dealt with in investment portfolios to maintain the portfolio structure in line with the target set out in the index objective and index methodology and (b) should normally be designed to minimize the trading activity required by investors to match the index performance. No assurance can be provided that corporate actions and events will be treated by FTSE Russell in a manner consistent with its statement of general principles.

In addition, FTSE Russell has established guidance for the treatment of corporate actions and events, including, but not limited to, dividends, capital repayments, companies converting to a REIT structure, share buybacks, rights issues, mergers, acquisitions, tender offers, split-offs, spin-offs, bankruptcies, insolvencies, liquidations and trading suspensions. However, because of the complexities involved in some cases, those guidelines are not definitive rules that will determine FTSE Russell’s actions in all circumstances. FTSE Russell reserves the right to determine the most appropriate method of implementation for any corporate event which is not covered by those guidelines or which is of a complex nature.

Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

●Changes to Shares Outstanding and Free Float. The Index will be reviewed quarterly for updates to shares outstanding and to free floats used within the calculation of the Index. In March, September and December, shares outstanding and free float will be updated to reflect changes greater than 1% for cumulative shares in issue changes and changes greater than 3% (or 1%, for constituents with a free float of 15% or below) for cumulative free float changes. In June, the shares and free float updates will be implemented regardless of size. Shares and free float updates can be triggered in some cases by certain events, such as some primary or secondary offerings.

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

The following graph shows the daily historical performance of the Index in the period from January 1, 2015 through December 18, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 2,060.183.

Historical Performance of the Index

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This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

“Russell 1000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the notes.

FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the notes. The license agreement provides that the following language must be stated in this pricing supplement:

The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the

Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL

LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Autocallable Strategic Accelerated Redemption Securities®	TS-14

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the Notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS,  each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Autocallable Strategic Accelerated Redemption Securities®	TS-15

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Autocallable Strategic Accelerated Redemption Securities®	TS-16

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 1000® Value Index, due December 29, 2031

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Index.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 76 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-21 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Autocallable Strategic Accelerated Redemption Securities®	TS-17